UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CopyTele, Inc.

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Dear CTI Shareholders:

Although it has not yet been a year since our last annual meeting, we have decided to have our 2014 annual meeting early this year because of several timely issues that require shareholder approval. CTI has continued to make great progress in rebuilding the company and implementing our strategy, and it is a pleasure for me to tell you about our successes over the past 8 months.

 Since our annual meeting last October, we have entered into 6 revenue producing license/settlement agreements in connection with our patented J-Channel Window Frame Construction, and Key Based Web Conferencing technologies. Together with our Loyalty Conversion Systems campaign, 3 of the 5 patent assertion programs that we launched in 2013 have now produced revenue. In May of 2014, we launched our 6th patent assertion program, covering Encrypted Cellular Communications.

In November of 2013, we acquired 2 patent portfolios in the area of Unified Communications. Our Telephonic Gateway technology covers the communications interface between webcasts, and traditional mobile and landline telephones. Our VPN Multicast Communications technology covers the transmission of sensitive, live content over the web, using a combination of multicast and VPN technologies. We believe that our Internet Telephonic Gateway and VPN Multicast Communications technologies have significant upside potential for the company, and you will be hearing more about our plans for these technologies in the coming months. In addition to these acquisitions, our pipeline of new portfolios continues to be active.

 Also in November of 2013, we raised $3.5 million in a private placement with a single institutional, long-term investor.  Following that financing, due to the increase in the price of our stock, for a certain period, our non-affiliated market value exceeded the threshold prescribed by the SEC in order for CTI to file what is known as an “S-3” or “shelf registration”. This allows CTI to sell stock in a registered offering in future financings, which is more advantageous to CTI, and is preferred by potential investors.

Another important milestone for the company that we believe will greatly increase the appeal of our stock and provide access to new sources of capital and shareholders, will be an up-listing to a national stock exchange such as the NYSE or NASDAQ. Most institutional investors are prohibited from owning stock that is traded on the OTC exchange. Having our stock traded on a national exchange will better serve the interests of the company, and its shareholders, as we continue to grow and implement our business model. Because both national exchanges have minimum stock price requirements among their listing standards, it is likely that we will be required to effectuate a reverse split of our stock in conjunction with any up-listing. Research has shown that stocks that reverse split for the purpose of up-listing to a national exchange have done very well, both at the time of the up-list, and for many months thereafter. For these reasons, we urge you to vote to give the board the authority that it needs to effectuate a reverse stock split.

One of the other listing standards required by the national exchanges is that our board be comprised of a majority of independent directors. For this reason, we have nominated two new independent directors to our board: Dr. Andrea Belz; and Dale Fox. Both Dr. Belz and Mr. Fox have extensive experience building and working with companies that derive all or a significant portion of their revenue from technology licensing. Based upon their outstanding credentials and experience, I highly recommend that you approve their directorships.  In light of these proposed changes to our board, I would like to take this opportunity to thank our outgoing directors, Kent Williams and Henry Herms, for their years of invaluable service to the board and our company.

Finally, with the transformation of our company well underway, and the up-list to a national stock exchange within our sights, we think it is an appropriate time to change the name of the company.  Since Rob Berman and his team took over in October of 2012, almost everything about CTI has changed, including the business model, the corporate culture, our interactions with shareholders, and our reputation in the investment community. The name “CopyTele” no longer describes our active business, and the time has come for us to fully and finally distance ourselves from the baggage associated with our past.

Much has been written of late about small companies such as CopyTele that assert patents on behalf of themselves and other small companies and inventors. Large companies have done a masterful job of creating the allusion that such companies are mere “patent trolls,” that provide no benefit to the economy.  The truth of the matter is that many of the large companies that are complaining the loudest, are the same companies that routinely steal technologies from others. We have experienced first-hand, the devastating effects of a multibillion-dollar company attempting to misappropriate our valuable patents, and we see similar stories on a regular basis. In Greek mythology, Itus was known as the God of protection. Because our new business model frequently involves the protection of intellectual property rights on behalf and in partnership with companies and inventors that do not have the expertise and resources to protect their rights, it is fitting that we have selected ITUS Corporation, as our new corporate name. Stay tuned as we transition and roll out a new marketing campaign for ITUS Corporation.

With all that we have accomplished over the past 8 months, I would be remiss without acknowledging the continued, tireless efforts of Rob Berman and the rest of the CTI team. The energy and enthusiasm of our team is infectious and as Chairman of CTI, it is a pleasure for me to be a part of it. We will need to build our management team in the coming year, as we open our Los Angeles office, and we continue to grow our company.

This year, we will again be providing Internet access to our Proxy materials.  In a separate mailing, you will receive a notice with instructions on how to obtain Proxy materials online or request a printed set.

Finally, I would like to invite each of you to attend our upcoming annual meeting scheduled for August 8, 2014, at the offices of our counsel, Ellenoff Grossman & Schole LLP, in midtown Manhattan. We will provide a full report of the meeting for those of you that cannot attend.

Thank you.

Sincerely,

Lewis H. Titterton, Jr.

Chairman

June 26, 2014

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Forward-Looking Statements: Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect CopyTele's current expectations concerning future events and results. We generally use the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “will” and similar expressions to identify forward-looking statements.  Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.  These risks, uncertainties and factors include, but are not limited to, those factors set forth in “Item 1A – Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended October 31, 2013 as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this document.